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Galaxy Gaming Announces Leadership Changes

LAS VEGAS, July 27, 2017 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTC: GLXZ), announced today that Todd P. Cravens, the Company’s Vice President of Business Development, has succeeded Galaxy’s founder, Robert B. Saucier, as President and Chief Executive Officer. Mr. Saucier remains with the Company as a director and has been appointed to the position of Executive Vice President of Business Development and Chief Product Officer.

Prior to joining the Company in January 2017, Mr. Cravens was the CEO of the Americas for TCS John Huxley and has over 25 years of experience in the gaming and entertainment industries.  “Todd is an outstanding choice to lead the Company going forward,” continued Mr. Saucier.  “He has the respect of the Galaxy team and of our clients, and I know he will move quickly to advance the many opportunities in front of us.”

Mr. Cravens stated, “I am excited to expand my role with Galaxy.  I step into the position surrounded by a very solid team that is focused on creating great products and servicing our clients.  The Company has made substantial investments in people and products over the last two years, and they put us in an excellent position to better serve clients in both new and existing markets.”

In separate action, the Company’s Board elected Mark Lipparelli as a director and Chairman of the Board. Mr. Lipparelli previously served as a senior executive for several publicly traded gaming manufacturers including Bally Technologies, Shuffle Master, and Casino Data Systems.  Additionally, Mr. Lipparelli served as a Board Member and Chairman of the Nevada Gaming Control Board and is a former Nevada State Senator.  Mr. Lipparelli has been a strategic advisor to the Company since 2014.

Mr. Lipparelli commented, “In the past three years Galaxy has made material progress operationally, opened new markets, enhanced its management team and improved its financial performance.  Going forward, the Board will work with management to execute its plans for additional growth and expansion.”

Commenting on the changes, Mr. Saucier stated, “I am proud of our Company’s performance over the last several years.  I am happy to welcome Todd and Mark in their new roles.  I intend to focus my energy on product development, new business opportunities and fulfilling my obligations with regard to my personal gaming applications.”

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) is an industry leading supplier of proprietary table games and electronic wagering and bonusing systems to traditional and on-line casinos worldwide.

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Contact:

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Dona Cassese

702-938-1753

Investors:

Harry Hagerty

702-938-1740